Exhibit 10.8

LEASE AGREEMENT

COMMERCIAL

(Non-commercially protected lease)

Lessor

MARGOT OG THORVALD DREYERS FOND (the Margot and Thorvald Dreyer Foundation) Chalotte Dreyer and Susan Dreyer

c/o law firm Jordan & Løgstrup

Vesterbrogade 33,

1620 Copenhagen V

CVR No. 80725728

(hereinafter called the lessor)

Lessee

Lionbridge Denmark A / S

Jydeholmen 15, 1.

2720 Vanløse

CVR No: 20272643

(hereinafter called the lessee)

Leased premises

Rønnegade 2, 3. / Lersø Park Allé 42, 3.

2100 Copenhagen Ø

CONTENTS

1.	The leased premises	3

2.	Use	4

3.	Insurance	4

4.	Implementation / acquisition	5

5.	Cancellation / termination	5

6.	Subletting and handing over	5

7.	Annual payments and deposit	5

8.	Consumption Expenditure (electricity, water and heating)	6

9.	Other expenses and expense types	7

10.	Agreed regulation of rent	7

11.	Adjustment of the rent to market rent	8

12.	Maintenance and renewals	8

13.	House rules and the use of extra and common areas	9

14.	Liability and risk	9

15.	Vacation and handing over of the leased premises	10

16.	VAT	10

17.	Disputes	11

18.	General Provisions	11

19.	Registration and costs	12

20.	Contract Costs	12

21.	List of Annexes	12

Parties

MARGOT OG THORVALD DREYERS FOND
Chalotte Dreyer and Susan Dreyer
c/o law firm Jordan & Løgstrup
“Stenohus”
Vesterbrogade 33
1620 Copenhagen V.

Tel 33 25 54 00
Fax 33 25 54 01

(hereinafter called the lessor)

and	Lionbridge Denmark A / S
Jydeholmen 15, 1.
2720 Vanløse
CVR no.: 20272643

(hereinafter called the lessee)

has hereby entered into the following lease agreement, consisting of this individual lease agreement and cited annexes, which all form an integral part of the lease agreement

1.	The leased premises

The leased premises are located at title number. 5422 Udenbys Klædebo Kvarter, which land and buildings are hereinafter called the property.

The mailing address of the lease is Rønnegade 2, 3. / Lersø Park Allé 42, 3, 2100 Copenhagen Ø.

Layout of the leased premises can be seen in the attached floor plan, annex 1.

Description of the condition of the leased premises can be seen in annex 2.

1.1

The leased premises consists of the following:

Office	third floor	572 m²

Total gross area		572 m²

which is hereinafter called the leased premises.

The calculation of the gross area has bindingly been made by the lessor. Arealbekendtgørelse and order) no. 311 of 27/6 1983 shall not apply.

The gross area may include escape routes / escape corridors / emergency exits regardless of the associated limitations.

1.2	The lease includes no special rights to communal area, parking lots or other areas outside the buildings. The lessee is not entitled to use common areas for storage or placing of goods, containers, packaging or the like.

2.	Use

2.1	The leased premises must be used as office by the lessee’s business and must not be used for other purposes without the lessor’s written consent. The lessor warrants that the lease may be used for this purpose.

The lessor bears no responsibility or risk for the lessee’s specific use of the leased premises. The lessee is responsible for ensuring that the agreed use is not contrary to public statutes or regulations, and other charges and encumbrances, and is required to obtain and maintain all permits required in respect to the furnishing of and operation on the premises, including requirements relating to environmental and fire conditions. Without undue delay, the lessor must be informed of regulatory requirements and receive copies of the necessary permits and be exempted from any responsibility in this regard.

2.2	The lessee’s use of the premises must not cause any disturbance due to odor, noise or light or otherwise be a nuisance to other tenants in the property or anyone else. The lessee shall ensure that its personnel and others who have access to the leased premises conduct themselves in an orderly manner.

Depositing of hazardous or polluting substances must not take place at, in or near the leased premises.

The lessee has not, without explicit written prior agreement, the right to make changes / alterations to the premises in any greater extent than what is agreed in this contract.

2.3	If the lessee has made any changes to the premises, the lessee is under the obligation to restore the property at the termination of the lease, unless the lessor waived this requirement in writing or if the change cannot be considered to have deteriorated the premises for the above mentioned purposes. The lessor may require that the lessee pays a reasonable deposit as security for the restoration obligation before any changes are made.

2.4	The lessee is liable for any damage - including accidental damages - that is inflicted on the lease or the property in general as a result of installations or renovations made by the lessee.

2.5	The lessor is entitled to rent or use other rooms in the property to the same industry and for the same use as that of the lessee.

2.6	Signs, flags and other forms of advertising on and near the property and the installation of awnings, blinds and the like may be placed only after the landlord’s written instructions and approval and must be in accordance with the easements and current statutory requirements that are applicable to the property.

All costs associated with the above actions are paid by the lessee who is obliged to obtain all regulatory approvals and ensure that any conditions of approval are being met.

When moving, the lessee must, at their own expense, remove all traces of objects placed on the property in accordance with the above, unless lessor waives this requirement in writing.

The lessor may require that signs etc. on the property are in accordance with a plan made by the lessor, which may include common reference signs.

3.	Insurance

3.1	The lessor is obligated to uphold construction and fire insurance for the property. The lessee is obligated to take out all other insurances than the above. The lessee bears the full risk in relation to glass and sanitation. The lessee is also obligated to pay any increased building or fire insurance premium imposed due to the lessee’s use of the premises.

4.	Implementation / acquisition

4.1	The lessee takes over the lease on October 1, 2011, which date is hereinafter called the effective date.

4.2	Consumption meters are read on the disposition date, no later than October 1, 2011.

4.3	Any minor defects in the property, which do not impede the lessee’s use thereof, shall not delay the effective date and shall not entitle the lessee to refuse to rent. The lessor must, where appropriate, arrange for the necessary work to be performed in such a manner and time to cause as little inconvenience to the lessee as possible.

4.4	Within 2 weeks after the lease acquisition, the lessee is entitled to deliver a written record to the lessor about any defects on the premises for which the lessee does not wish to be held responsible when moving out. If the lessor does not accept the defects pointed out by the lessee, the dispute will be settled by expert surveys.

5.	Cancellation / termination

5.1	The lease may not be terminated by the lessee until after 3 years, ie. until October 1, 2014, after which it can be terminated according to the term of notice stated in § 5.3.

5.2	The lease may not be terminated by the lessor until after 6 years, ie. until October 1, 2017.

5.3	Termination made by lessor as well as by lessee must be made with 6 months notice in writing, with the lessee leaving the premises on the first day of the given month.

5.4	Upon termination from the lessor’s side - for whatever reason - the lessee is not entitled to compensation as a result of the termination.

5.5	The same applies to termination of the lease for other reasons.

5.6	If the property is destroyed by fire or any other disaster, § 24 of Erhvervslejeloven (the commercial rent act) applies.

6.	Subletting and handing over

6.1	The lessee must not hand over the use of the premises to others.

6.2	The lessee has the right to sublet the property to a third party - in total as well as partially.

6.3	The lessee has no right to hand over the lease to a third party - in total or partially. However, the lessee has the right to hand over the lease to businesses in the same group.

7.	Annual payments and deposit

Rent, inc. of administration, excl. of VAT:

Office - third floor	572 m²	at	DKK 1.100	DKK	629.200

Rent excl. of VAT, DKK:				DKK	629.200

7.1	The rent is payable monthly in advance on the first time with the first payment due on December 1, 2011, at which time rent is paid for the period from December 1, 2011 until the end of the month. The next payment is due on January 1, 2012 for the period from January 1, 2012 to January 31, 2012 and so forth.

7.2	No later than when signing this contract, the lessee must pay a cash deposit equivalent to 6 months’ rent, DKK 393,250 inc. VAT. This deposit serves as a guarantee for any disputes in relation to the lease agreement between lessee and lessor, including as a guarantee for the lessee’s obligations in relation to vacation of the premises. The deposit shall be released only after a settlement of accounts has been made between the parties at the end of the lease.

7.3	Deposits do not attract interest. The lessor may require that the deposit is regulated so that it is always equal to 6 months’ current rent.

7.4	On top of the rent, the lessee pays a share of the costs as presented in the account of expenditure, see § 9.

7.5	All claims arising out of this lease agreement or Erhvervslejeloven (the commercial rent act) requires monetary payment.

8.	Consumption Expenditure (electricity, water and heating)

8.1	All costs of supply to the leased premises of electricity, inc. taxes and meter rent, are paid by the lessee directly to the utility company according to the meter. The lessee is obliged to register with the utility company as an independent user.

8.2	Along with the rent, the lessee pays a monthly amount on account of DKK 5,000 excl. of VAT to cover their share of the cost of supply and consumption of heating and hot water as well as other expenses under the heating account. The amount is collected proportionately along with the rent.

8.3	The lessee’s share of the property’s consumption of heating and hot water, plain water consumption and other costs under the heating account are calculated according to the lessor’s rules and based on the individual meters.

8.4	The on account heating fee is determined by the lessor, and the on account heating fee can be required regulated so that it corresponds to the estimated expenditure.

In the heating account, which may be divided on the basis of room tap units, area, heat meters, heating units, hot water meters and hot water faucet units, the lessor is entitled to include the commercial leases’ share of total expenditure, all operations of the system, all fuel costs, load charge, a proportion (by area) of the whole property’s water consumption, maintenance, all repairs, including repairs in the shape of renewals, electricity to run the district heating system, subscription services, heating engineer, administration and making of heat accounts, and in general all costs which refer to the district heating system and the central heating system.

8.5	The lessor has prepared a budget of the lessee’s expenses excl. of VAT, see above, concerning the annual consumption - as follows:

	Total expense		Leased premises

Central Heating	DKK	725,000.00	DKK	43,000.00

Energy report	DKK	—	DKK	—

Boilerman	DKK	55,000.00	DKK	3,000.00

Electricity	DKK	18,000.00	DKK	1,000.00

Heating accounting fees	DKK	16,000.00	DKK	1,000.00

Repairs / subscriptions	DKK	75,000.00	DKK	4,000.00

Inspection report	DKK	—	DKK	—

Water consumption	DKK	152,000.00	DKK	8.000,00

Total	DKK	1,041,000.00	DKK	60.000,00

Leaving the lease in the middle of the heating accounting year results in a fee for preparation of additional heating accounts.

8.6	The lessor stresses that these expenses are estimated. All kinds of increases and new unanticipated expences related to the supply of heat and water to the property and / or the premises will be laid upon the lessee. The lessor is entitled to increase the on account amount based on already occurred or expected increases in the costs shown. VAT will be added to all expenses.

8.7	The accounting period is from January 1st to December 31st. The account will be forwarded to lessee within 4 months after end of the accounting period. However, the lessor may forward the account no later than 3 months after receiving the final settlement concerning the consumption from the relevant utility companies.

8.8	Supplementary payments / reimbursements for heating accounts are adjusted for the first ordinary rental payment to follow at least one month after the lessee’s receipt of the heating accounts.

9.	Other expenses and expense types

9.1	Besides the rent and in the costs mentioned in § 8, the lessee must, to the extent possible, pay the following expenses directly to the supplier:

9.1.1	Electricity consumption in the leased premises.

9.1.2	Water consumption and related charges, including water treatment, green taxes etc.

9.1.3	Disposal of commercial waste. The location of waste containers shall be in accordance with the lessor’s instructions.

9.2	If the lessor, despite the direct customer relationship between the lessee and the supplier, is held liable to the contractor for any of the mentioned supplies, the lessor may require a separate deposit as a guarantee for the lessee’s payment.

10.	Agreed regulation of rent

10.1	Each year on October 1st, the first time being October 1, 2012, the annual rent will be adjusted without any further notice, by the percentage change in the net price index from July of the previous year to July before the time of regulation.

The annual rent adjustments are calculated using the following formula:

annual rent (old) x new index	= annual rent (new)
old index

where “annual rent (old)” is the rent applicable immediately before the regulation,

where “new index” is the net price index from the last month of July before the time of regulation,

where “old index” refers to the net price index for July of the previous year,

where the “annual rent (new)” is the calculated new annual rent, following the annual adjustment, which applies from the time of regulation, and where the “net price index” is the price index calculated and published by Statistics Denmark with an annual average of 2000 (= 100) as the base.

10.2	Regardless of the annual growth of the net price index, the annual rent is increased as of October 1st each year with a minimum of 2.5% of the current annual rent as of August 31st incl. of any additions to the rent, such as increased improvement expenses, taxes, etc. This option of rent increase shall apply irrespective of agreed irrevocability.

10.3	If indexation is made impossible, either by deletion of the calculation of the index or other legislation, the rent is increased instead, in accordance with the increase of another existing or new similar index, or, if there is none, according to a principle as close as possible to the calculation of the net price index .

10.4	Rent Increase due to increase in the chargeable property taxes, including service charge, is based on the chargeable taxes as of January 1, 2011 and is allocated based on the rent at the time.

10.5	In addition, rent may be increased by a proportionate share of premium increases for building construction and fire insurance based on the insurance premiums payable for the property as of January 1, 2011. These increases are allocated according to current rent unless the lessor chooses to allocate these differently.

10.6.	The rent cannot be reduced unless it is stated differently in this contract or in another written agreement.

11.	Adjustment of the rent to market rent

11.1	The lessor can demand the rent regulated to market rent in accordance with the rules of § 13 of Erhvervslejeloven (the commercial rent act); however, also see § 10.6.

12.	Maintenance and renewals

12.1	All interior maintenance, including the necessary renewal of the leased premises - ie. the lessee’s responsibility, so that the leased premises are permanently kept in good maintenance condition.

The lessee’s interior maintenance obligation includes repairing and / or the necessary renewal of paint, wallpaper / wall coverings, floors, flooring, installations of all kinds, including ventilation, any air conditioner systems, interior building components, including locks, keys, doors (including exterior doors for the lessee’s exclusive use), door handles, door closer, windows, fittings, electrical installations, including contacts, fixtures, appliances and lamps of all kinds.

The lessor may require the lessee to initiate maintenance, renewal and repair work that falls within the lessee’s responsibility immediately when deficiencies are found. Otherwise the lessor may have the work done at the lessee’s expense.

12.2	The lessor is entitled, but not obliged, to conduct an annual review of the leased premises and the property as such in order to evaluate the state of maintenance, etc.

12.3	The lessor is entitled to initiate works in both the leased premises and outside the premises in accordance with Erhvervslejeloven (the commercial rent act), chapter 5.

12.4	Expenses for maintenance of the building envelope, which means roof, facade and the exterior of the doors and windows (excluding panes of glass), are paid by the lessor, while other maintenance and renewal costs are paid by the lessees.

12.5	Cleaning of the premises (including any common areas used exclusively by the lessee) is the obligation of the tenant, who must always ensure that the premises appear in a neat and clean condition, and that the common access areas are accessible. The lessee will carry out and pay for exterior window cleaning.

12.6	Packaging and the like must not be placed outside the leased premises, nor is it permitted for the lessee without the lessor’s prior written consent to place their own waste collection containers etc. on the property.

12.7	The lessee’s renovation needs are met through the lessee’s own arrangement and at the lessee’s expense.

12.8	Disposal of regular amounts of ordinary household waste will be arranged by the lessor and at the lessor’s expense, while the lessee’s special disposal needs are met through the lessee’s own arrangement and at the lessee’s expense.

12.9	Cleaning of the hallways from stair towers to the leased rooms is paid by the lessor, and cleaning will be carried out in the same frequency as cleaning of the stair towers.

13.	House rules and the use of extra and common areas

13.1	It is the lessee’s obligation to uphold good order in the leased premises and that the premises are managed in such a way that the interests of the lessor and other lessees are not violated, under which the following point are particularly emphasized:

the lessee must handle the leased premises and equipment and the property in general in a proper way,

bicycles must not be parked outside of the designated racks. Cars belonging to the lessee and his staff and visitors may only be parked on the property after the lessor’s instructions.

13.2	The lessee undertakes to vacate storage rooms that also serve as air raid shelters within the then-current statutory timeframe.

13.3	Whether or not a portion of the property’s common area is included in the gross area of the leased premises, the lessor may dispose of reasonable parts of the common areas, including for rental of advertising space, mobile antennas, etc. Lessor’s right includes both inner and exterior common areas.

14.	Liability and risk

14.1	The lessee holds the responsibility for taking out insurance covering theft and loss, as well as insurance of glass and sanitary equipment (Danish “glas- og kummeforsikring”), before the effective date, ie before moving furniture etc. into the premises.

14.2	If damage should happen to the lessee’s property during the leasing period (eg. on furniture and the like) resulting from errors, defects or omissions in the leased premises, the lessor may only be held responsible, if the lessor has acted negligently.

14.3	Should the lessor incur due to the above-mentioned liability, the liability per loss occurrence may not exceed DKK 1 million

15.	Vacation and handing over of the leased premises

15.1	No later than at 12.00 noon on the day of termination, henceforth called the time of termination - regardless of whether this is a public holiday or the day before a public holiday - the lessee must return the leased premises and equipment cleared and cleaned and with freshly painted surfaces, new carpets, and with toilets and kitchen left in neat and serviceable condition.

15.2	Before the time of termination - and unless otherwise agreed with the lessor - the lessee has the right and duty to remove all movables, furniture and the technical installations paid for and deployed in the leased premises by the lessee and in return bring the property back to its original condition as per the effective date.

15.3	Unless the parties have agreed in writing that changes in the decor of the premises should not be reversed, the lessee is required to reverse these changes before the time of termination so that the property appears as it was on the effective date; however, see § 2.3.

15.4	No later than at the time of termination, a joint inspection of the premises will be conducted following invitations from one of the parties in order to determine the deficiencies to be remedied. Before the inspection, the leased premises must be cleared and cleaned. Upon completion of the inspection, the lessee hands back all keys to the leased premises, and lessor shall subsequently prepare a report of vacation of the premises. The lessor may thereafter require that the value of the deficiencies are converted to a cash sum, payable in cash by the lessee to the lessor, plus payment for services pursuant to § § 8 and 9 and indemnity for costs under § 10 for the period required for refurbishment until the leased premises are back in contractual condition.

15.5	Instead of converting to a cash amount, the lessor may elect to require the defects repaired at the lessee’s expense and risk.

After the survey, the lessee is unable to address deficiencies on the leased premises.

15.6	Aside from hidden defects in the leased premises, the lessor cannot make any claims under § 18.1 to 18.4, if more than 4 weeks have elapsed since the survey.

15.7	The deficiencies determined at the inspection, which are not converted to a cash sum, will be repaired by the lessor at the lessee’s expense. If the repair is not completed at the time of termination, the lessor can demand payment for services pursuant to § § 8 and 9 and indemnity for costs under § 10 for the period necessary for refurbishment until the leased premises are back in contractual condition.

16.	VAT

16.1	The lessor has voluntarily registered for VAT for both leasing of the premises and supplying heating and hot water.

16.2	As a result, all services and expenses which the lessee must pay to the lessor under this contract, shall be added VAT, currently 25%, in line with the then-current rules.

17.	Disputes

17.1	All disputes and disagreements which directly or indirectly arise out of this lease agreement or interpretations of it shall be settled by arbitration and by Danish law, finally and bindingly for both parties and without access to bring matters before the courts. The arbitration agreement does not renounce the use of injunctions, such as arrest and bans.

17.2	The court of arbitration shall be composed of 3 arbitrators, each party shall appoint one arbitrator. The chairman of the court of arbitration is appointed by the appointed arbitrators jointly. If no agreement can be reached, the chairman is appointed by the president of Østre Landsret (Danish court of justice).

17.3	The court of arbitration shall be composed of 3 arbitrators, each party shall appoint one arbitrator. The chairman of the court of arbitration is appointed by the appointed arbitrators jointly. If no agreement can be reached, the chairman is appointed by the president of Østre Landsret (Danish court of justice).

17.4	The party requesting the court of arbitration shall notify the other party by registered letter which must specify the issues to be subject to arbitration. At the same time, this party must notify the other party of his/her choice of arbitrator and invite the other party to appoint their arbitrator.

17.5	If the other party has not appointed their arbitrator 14 days after being requested to do so, the arbitrator will be appointed by the president of Østre Landsret (Danish court of justice).

17.6	The court of arbitration will make its decision by simple majority. In the event of parity of votes, the Chairman shall be decisive.

17.7	Unless the parties and the court of arbitration agree otherwise, the arbitration proceedings will take place in Copenhagen.

17.8	The court of arbitration will define the procedural rules for the court of arbitration and determine the costs. Both parties must deposit an amount determined by the court of arbitration to meet the court’s fees and costs.

17.9	In setting the rent according to § 13 of Ervhervslejeloven (the commercial rent act), the issue can be submitted to the opinion of experts - see § 344 of Retsplejeloven (the Danish Administration of Justice Act).

17.10	When deciding the issue of cost, the court of arbitration must follow the principles of cost allocation that generally applies to cost decisions made by the ordinary courts.

17.11	The decision of the court of arbitration is final.

17.12	Act no. 553 of June 24, 2005 on arbitration shall otherwise be applicable.

17.13	If either party requests that a dispute be settled by arbitration, the other party may within 14 days request that the case is settled by the housing tribunal instead.

18.	General Provisions

18.1	Increase of all types of monetary payments under this contract is effective from the time when, under this contract, they can be determined without further notice.

18.2	If the lessor has outstanding debts with the lessee under this contract, these shall attract interest according to “Lov om renter ved forsinket betaling mv.” (the act on interest on late payments, etc.).

18.3	Rent and other money payments payable by the lessee according to this contract are currently subject to VAT, but the lessor reserves the right to cancel the property’s VAT registration.

18.4	The lessor can freely send bills and other notices to the lessee at the address of the leased premises, unless the lessee has given written notice to the lessor about another collection address.

18.5	To the extent that no other arrangement is made or arises from this contract, the rules of the rent laws at the time of the agreement apply.

18.6	All agreements modifying or supplementing this contract must be in writing in order to be binding.

18.7	Claims arising out of this lease agreement or the Danish law on leasing of commercial premises etc. are mandatory payments in money within the tenancy, for which reason the lessor is entitled to terminate the lease in case of late payment.

19.	Registration and costs

19.1	The lessee is entitled to have this contract registered for the property. The lease agreement takes subject to current and future mortgages and easements as well as any future divisions/parceling out into owner-occupied flats made on the property.

19.2	When the tenancy ends, the lessee is obliged to cancel the registered lease agreement. If this is not done within 14 days after the lease is terminated, the lessor may make the cancellation at the lessee’s expense, with the lessee’s written notice or the bailiff’s listing in case of eviction as the underlying basis of such a cancellation.

19.3	Each party shall bear its own costs in connection with the creation of this lease agreement, including fees for individual advisers, lawyers, etc.

19.4	The lessee confirms having read all the annexes to this contract, including the attached checklist from By- og Boligministeriet (a former Danish ministry of housing), annex 3.

20.	Contract Costs

20.1	In the case of lawyer involvement, each party pay their individual lawyer.

21.	List of Annexes

21.1	The following annexes are part of this lease agreement:

Annex 1 Floor plan

Annex 2 Description of interior

Annex 3 Checklist from By- og Boligministeriet (a former Danish ministry of housing).

By his or her signature on this lease agreement, the lessee declares having been encouraged to seek expert advice before signing and to have received and read the checklist from By- og Boligministeriet for use when entering into commercial lease agreements, attached to this contract as an annex.

Date: 28 June 2011	Date: 10 June 2011
Signature not legible	/s/ T. Spel /s/ Angelique Espensen

Lessor:	Lessee:

Margot og Thorvald Dreyers Fond	Lionbridge Denmark A/S
Chalotte Dreyer and Susan Dreyer c / o law firm Jordan & Løgstrup